Exhibit 10.2
SHAREHOLDER AGREEMENT

This Agreement (“Agreement”) dated the 21st day of September 2009, is made by and among Martin S. Friedman and FJ Capital Long/Short Equity Fund LLC (the “Shareholders”), GS Financial Corp. (the “Company”) and Guaranty Savings Bank (the “Bank”).

RECITALS

WHEREAS, the Company, the Bank and the Shareholders have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.   Representations and Warranties of the Shareholders.  The Shareholders hereby represent and warrant to the Company and the Bank as follows:

(a)
The Shareholders have ownership of an aggregate amount of 34,682 shares of the Company’s common stock (“Common Stock”) and have full and complete authority to enter into this Agreement and to bind the entire number of shares of the capital stock of the Company in which Shareholders have a beneficial ownership interest to the terms of this Agreement;

(b)
The Shareholders have full power and authority to enter into and perform the Shareholders’ obligations under this Agreement, and the execution and delivery of this Agreement by the Shareholders have been duly authorized.  This Agreement constitutes a valid and binding obligation of Shareholders, and the performance of its terms shall not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which either of the Shareholders is a party;

(c)
There are no other persons who, by reason of their personal, business, professional or other arrangement with the Shareholders have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of the Shareholders that would be prohibited by this Agreement; and

(d)	There are no arrangements, agreements or understandings between the Shareholders and the Company and the Bank other than as set forth in this Agreement.

2.   Representations and Warranties of the Company and the Bank.  The Company and the Bank hereby represent and warrant to the Shareholders as follows:

(a)
The Company and the Bank have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Company and the Bank have been duly authorized by the Boards of Directors of the Company and the Bank and requires no other Board of Directors or shareholder action.  This Agreement constitutes a valid and binding obligation of the Company and the Bank, and the performance of its terms does not constitute a violation of the Articles of Incorporation or Bylaws of the Company and the Charter and Bylaws of the Bank; and

(b)	There are no arrangements, agreements or understandings between the Company, the Bank and the Shareholders other than as set forth in this Agreement.

3.   Covenants.

(a)	During the term of this Agreement, the Company and the Bank covenant and agree as follows:

(i)   Company Directorship.  In connection with the approval of this Agreement the Company may appoint Martin S. Friedman to a class of directors of the Company for a term expiring in 2011; provided however, that prior to such appointment, Mr. Friedman must certify that he has satisfied all regulatory conditions or requirements imposed by the Office of Thrift Supervision.

(ii)   Bank Directorship.  In the event that the Company appoints Mr. Friedman to the Board of Directors of the Company, in accordance with paragraph 3(a)(i) above, and Mr. Friedman accepts such appointment, the Company as the sole shareholder of the Bank shall elect Mr. Friedman to the Board of Directors at a special meeting of the shareholders of the Bank called for such purpose;

(iii)   Committees.  For so long as Mr. Friedman is a member of the Board of Directors of the Company, the Board of Directors will appoint Mr. Friedman to the Audit Committee and the Compensation Committee; and

(iv)         Compensation and Benefits.  For so long as Mr. Friedman is a member of the Board of Directors of the Company or the Bank, Mr. Friedman shall be entitled to receive the compensation and benefits available to directors of the Company and the Bank.

(b)	During the term of this Agreement, the Shareholders covenant and agree as follows:

(i)   Nominations or Shareholder Proposals.  The Shareholders will not initiate, propose or submit any shareholder proposal to the Company, nor encourage or otherwise solicit or induce or attempt to induce any other person to initiate, propose or submit any shareholder proposal to the Company, unless such action is supported by a majority of the Company’s Board of Directors.  The Shareholders will not seek election to, or seek to place a representative or other affiliate or nominee on, or induce or attempt to induce or encourage any other person to nominate one or more persons to the Company’s Board of Directors (other than with respect to the nomination of Mr. Friedman) or seek removal of any member of the Company’s Board of Directors unless such action is supported by a majority of the Company’s Board of Directors.  The Shareholders will not:

(A)
(i) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (ii) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors; or

(B)
vote for any nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors or consent to become a nominee for election as a director of the Company unless nominated or supported by a majority of the Company’s Board of Directors;

(ii)   Board Nominees and Proposals.  The Shareholders hereby agree to vote all of the shares of Common Stock which the Shareholders directly or indirectly beneficially own and have voting power over in favor of (i) nominees to the Board of Directors of the Company recommended by the board and (ii) proposals submitted to the Company’s shareholders which have been approved by a majority of the Company’s Board of Directors, with the exception of any new stock compensation plans or amendments to any existing stock compensation plans, other than tax-qualified plans.

(iii)   Solicitations.  The Shareholders will not solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-l of Regulation 14A, respectively, under the Securities Exchange Act of 1934) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company’s Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company’s Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(iv)   No Company Transaction Proposals.  The Shareholders will not (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any other type of transaction that would result in a change in control of the Company (any such action described in this clause (A) is a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank; provided, however, that Mr. Friedman, in his capacity as a director of the

Company and the Bank, shall not be restricted or limited in his ability to take action to fulfill his fiduciary duties as a director, (C) other than a presentation to the Company’s Board of Directors, present to the Company, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction Proposal, or (D) seek to effect a change in control of the Company.  None of the foregoing restrictions shall prevent the Shareholders from engaging in the foregoing restricted actions if any such action is supported by a majority of the Company’s Board of Directors.  In addition, the Shareholders will not: (A) publicly suggest or announce their willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction Proposal or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal unless such action is supported by a majority of the Company’s Board of Directors; or (B) initiate, request, induce, encourage or attempt to induce or give encouragement to any other person (other than to members of the Company’s Board of Directors) to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal; and

(v)   Sale of 1% or More of Company Common Stock; Sale to a 5% Shareholder.  In the event that at any time from the date of this Agreement and through the Term of this Agreement, the Shareholders intend to sell 1% or more of the Company’s outstanding Common Stock, based on the Company’s most recent public filing, in a block trade, in a private sale or in the open market, or the Shareholders intend to sell shares of Company Common Stock to any person the Shareholders believe, after reasonable inquiry, would beneficially own immediately after any such sale or transfer more than 5% of the outstanding shares of the Company Common Stock, except where such sale is pursuant to an order, directive, or other requirement of the Office of Thrift Supervision, or other appropriate regulator, the Shareholders will provide written notice to the Company of such intent, which notice shall include the proposed sale price, and the Company shall then have the right to purchase the Common Stock from the Shareholders at the proposed sale price (“Right of First Refusal”).  Within two (2) business days following receipt of written notice from the Shareholders, the Company will provide written notice to the Shareholders as to whether or not the Company will exercise its Right of First Refusal, the Company can exercise its Right of First Refusal in full or in part in its sole discretion.  If the Company chooses to exercise the Right of First Refusal in full or in part, settlement of the purchase of the shares being sold by the Shareholders pursuant to the Right of First Refusal will be within three (3) business days of such exercise, with payment by wire transfer to an account identified by the Shareholders.  If the Company does not choose to exercise the Right of First Refusal, or does not respond to the notice within two (2) business days, then the selling Shareholders shall be free to sell the shares to the third party.

4.   Public Statements; Litigation.

(a)
During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by securities laws, concerning any other party to this Agreement or its operations without prior approval of such other party unless required by law, in which case notice of such requirement shall be given to the other party; and provided there has been no material breach of this Agreement by the Company or the Bank, the Shareholders shall not, directly or indirectly:

(i) make any statement, public or otherwise, in opposition to, or that would reflect negatively against, the Company, the Bank, the Board of Directors of the Company or the Bank, or any of the directors or officers of the Company or the Bank;

(ii) directly or indirectly participate or act in concert with any affiliate, group or other person to participate, by encouragement or otherwise, in any litigation against or derivatively on behalf of the Company or the Bank, or any of their respective officers or directors; or

(iii) provide, or act in concert with any person to provide, any funds, services or facilities to any person in support of any activity by such person that would be a violation of their covenants under the provisions of this Section 4 if undertaken by any of them.  In addition, during the term of this Agreement, provided there has been no material breach of this Agreement by the Shareholders, neither the Company nor any officer or director of the Company shall make any statement, public or otherwise, in opposition to, or that would reflect negatively against the Shareholders, nor directly or indirectly participate or act in concert with any affiliate, group or other person to participate, by encouragement or otherwise, in any litigation against or derivatively on behalf of the Shareholders.

(b)
The Company and the Bank shall consult with and seek input from Mr. Friedman in the drafting of any public statements or disclosures regarding Mr. Friedman’s appointment to the Board of Directors of the Company or the Bank.

5.   Remedies.  The Company, the Bank and the Shareholders acknowledge and agree that a breach or threatened breach by any party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity.  Notwithstanding any other provision contained herein, a specific remedy that will be available to the Company and the Bank is that in the event the Shareholders do not vote in favor of management’s nominees during the term of this Agreement, at the request of the Company’s and the Bank’s Board of Directors, Mr. Friedman shall resign from the Boards of Directors of the Company and the Bank immediately following the related Annual Meeting of Shareholders of the Company.  In the event either party institutes any legal action to enforce such party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all reasonable costs and expenses, including but not limited to actual attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

6.   Term.  This Agreement shall terminate as of June 30, 2011, or if earlier, the date on which any of the following occurs: (i) the Company ceases to exist by reason of merger, sale of assets, liquidation, exchange of shares, or otherwise, or (ii) Mr. Friedman ceases to be a member of the Company’s or the Bank’s Board of Directors other than by reason of his personal resignation (including any resignation pursuant to Section 5 above).  If Mr. Friedman voluntarily resigns as a director of the Company and/or the Bank (including any resignation pursuant to Section 5 above) or voluntarily takes any other action resulting in him no longer being a director of the Company and/or the Bank, then this Agreement shall continue to remain in effect for its remaining term.

7.   Notices. All notice requirements and other communications shall be deemed given when delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to the Shareholders and the Company and the Bank below:

Shareholders:	Martin S. Friedman FJ Capital Long/Short Equity Fund LLC 2107 Wilson Blvd. Arlington, Virginia 22201
With a copy to:	Timothy R. McTaggart, Esq. Pepper Hamilton LLP Hamilton Square 600 Fourteenth Street, N.W. Washington, D.C. 20005-2004 Facsimile: 202-220-1665
The Company and the Bank:	Bruce A. Scott, Esq. Executive Vice President Guaranty Savings Bank 3798 Veterans Blvd. Metairie, Louisiana 70002 Facsimile: 504-883-5544
With a copy to:	Raymond A. Tiernan, Esq. Eric M. Marion, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W., 11th Floor Washington, D.C. 20005 Facsimile: 202-347-2172
8.   Reimbursement of Expenses.  The Company shall, within five (5) business days of submission by the Shareholders of reasonable documentation, reimburse the Shareholders for all legal fees and expenses, up to $7,500 in the aggregate, incurred in connection with their activities with respect to the Company since January 1, 2009.  Such invoices need not include any detail that may be deemed to waive the attorney-client privilege between the Shareholders and their counsel.

9.   Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.  This Agreement supersedes the prior agreement among the parties entered into on April 3, 2009.

10.   Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.   Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana, without giving effect to its principles of conflicts of laws.

13.   Severability.  If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.   Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties.

15.   Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

16.   Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

17.   Further Action.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

GS FINANCIAL CORP.

By:	/s/ Albert J. Zahn, Jr.
Albert J. Zahn, Jr.
Chairman of the Board
GUARANTY SAVINGS BANK

By:	/s/ Albert J. Zahn, Jr.
Albert J. Zahn, Jr.
Chairman of the Board
MARTIN S. FRIEDMAN

By:	/s/ Martin S. Friedman
Name: Martin S. Friedman

FJ CAPITAL LONG/SHORT EQUITY FUND LLC

By:	/s/ Martin S. Friedman
Name: Martin S. Friedman Its Managing Member